Exhibit 14

7.2 CODE OF ETHICS FOR BUSINESS CONDUCT

INTRODUCTION

Frontier Financial Corporation, and all of its subsidiaries and affiliates, including but not limited to, Frontier Bank, hereinafter referred to as “Frontier” has many important assets, but the most valuable is our established and unquestioned reputation for integrity. As professionals, we are judged by our conduct, and we must act in a manner that merits public trust and confidence. Frontier’s philosophy is to give our customers that “extra something” - be it courtesy, fairness, flexibility, efficiency or professionalism. This special service is reflected in the attitude of all who work for the organization. Because of the nature of the banking business, many people hold us to a higher standard than the general business world. Frontier has adopted this Code of Ethics for Business Conduct to help ensure that it retains its integrity and merits public trust and confidence.

Who Is Responsible? All officers, directors and employees of Frontier, its subsidiaries and its affiliates are responsible for becoming familiar with, following and promoting compliance with this Code. You shall comply with the spirit of these guidelines and not attempt to achieve either directly or indirectly, through the use of agents or other intermediaries, what is forbidden. Frontier’s Corporate Governance Committee of its Board of Directors periodically reviews this Code. This Committee is also charged with administering the Code, enforcing its provisions and ensuring periodic training and acknowledgement of this policy. Also, the Committee will review any new business activities that may require updating of this policy and any other policies as applicable. Frontier Bank’s internal auditors are also involved with the Code of Ethics by monitoring, identifying, protecting, correcting, and ensuring compliance with any and all laws, regulations and internal policies regarding any possible self-serving practices and conflicts of interest that may arise.

Guidance for Using This Code. The Code is a general outline of the standard by which all directors, officers and employees of Frontier should conduct themselves. The Code is not intended to cover every applicable law or provide answers to all questions that might arise. It is a part of the policies and procedures governing all of us at Frontier. You should read this Code carefully, and if you have any questions, they should be directed to the Executive Vice President of Human Resources. The Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights for any director, officer, employee, client, supplier, competitor, shareowner or any other person or entity.

In most situations, our personal values and integrity will guide us to the right decision. However, we must always keep in mind how our actions affect the credibility of our organization as a whole. For this reason, our business ethics must reflect the values and standards of conduct outlined in this Code. We encourage each employee to ask questions, seek guidance and express any concerns they may have. When in doubt, employees should ask themselves the following questions:

•	Is my action legal? If legal, is it also ethical?

•	Are my actions honest in every respect?

•	Would I be proud to read about my action in the newspaper?

•	Can I defend my action with a clear conscience?

•	Would it be helpful to ask for guidance before taking any action?

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•	Is it the right thing to do?

•	How would my friends, family, customers, other employees, community, regulators and shareholders react to my actions?

If your answers to these questions are troubling in any respect, it may be that whatever you are considering is the wrong course of action. Call the Executive Vice President of Human Resources with any questions.

This Code replaces any editions previously provided to you and your adherence to this Code is required to the same extent as you previously had agreed.

Message to Managers. While ethical conduct is expected at all levels of Frontier, individuals in executive and management roles should exemplify the highest standards of such conduct. As role models for the entire organization, you are expected to provide leadership to others to appropriately apply our ethical standards to everyday behavior, communications and conduct.

STANDARDS OF CONDUCT

Employees are expected to uphold the image of Frontier at all times. Professional conduct is imperative to our success. The following behaviors are examples of what is not in accordance with our ethics policy: use of abusive or threatening language, harassment of any kind, consumption of drugs/alcohol during business hours or performing duties under the influence of drugs/alcohol, and threatening or violent behavior. Unprofessional behaviors such as these will be addressed and action taken, which may include termination of employment.

CONFLICTS OF INTEREST

You have a duty of loyalty to Frontier and must therefore avoid any actual or apparent conflict of interest with Frontier or its customers. A conflict situation can arise if you take action or have an interest that may make it difficult to perform your work objectively and effectively. Conflicts of interest may also arise if you or a family member receives improper personal benefits as a result of your position with Frontier.

Corporate Opportunities. You may not (a) take for yourself personally opportunities that are discovered through the use of Frontier’s property, information or your position; (b) use Frontier’s property, information or position for personal gain; or (c) compete with Frontier. You owe a duty to Frontier to advance the company’s legitimate interests when the opportunity to do so arises. Without prior approval, you are not permitted to participate with customers or suppliers in business ventures, serve or act as a director, agent, broker or representative of any for-profit company or organization. Call the Executive Vice President of Human Resources to inquire about obtaining this approval.

Gifts or Requests. Federal law makes it a criminal offense for you (1) to solicit for yourself or for a third party (other than Frontier) anything of value from anyone in return for any business, service or confidential information about Frontier or (2) to accept anything of value (other than authorized compensation) from anyone in connection with the business of Frontier, either before or after a transaction is discussed or consummated. Any gift or gratuity from present or former customers, suppliers or shareowners should be declined to avoid any appearance of impropriety or undue influence, with the following exceptions:

•	Ordinary business meals or entertainment (sporting events, shows, etc.);

•	Modest holiday gifts;

•	Gifts based upon a family relationship or close personal relationship pre-dating your involvement with Frontier;

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•	Acceptance of loans from other banks or financial institutions on terms generally available to the public at large; or

•	Acceptance of discounts or rebates on merchandise or services on terms generally available to the public at large or on terms generally available to Frontier employees.

These permissible gifts or gratuities should only be accepted when it is clear the donor is not trying to exert any influence over you or receive special treatment from you or Frontier in connection with a transaction involving Frontier. It is also important that the gift or gratuity is unsolicited. Frontier recognizes that the refusal of such gifts or gratuities may potentially damage relationships. In these situations employees should consult with the Executive Vice President of Human Resources regarding the appropriateness of exceptions. Exceptions are occasionally made allowing or encouraging employees to attend events or speaking engagements that exceed the policy if significant customers, investors, investment bankers, charities or vendors sponsor an event or if attendance at an event is important to maintaining Frontier’s relationship with that individual or group. Expenses may also be reimbursed for these activities. Generally, however, gifts or gratuities are to be limited to a nominal value. Cash or checks cannot be accepted regardless of the amount.

If you become aware that you are a beneficiary of a gift or bequest under a will or trust agreement of a customer or former customer, supplier or shareowner (other than someone related by blood or marriage), you should promptly report it to the Manager of Frontier Bank’s Trust Department and take all reasonable steps to have the will or trust instrument amended to remove yourself as a beneficiary. Likewise, you may not accept a bequest or devise from a customer or former customer, supplier or shareholder without prior written approval of the Manager of Frontier Bank’s Trust Department.

Transactions. While performing your duties for Frontier, you are not to handle transactions or any part thereof, where your personal interest might take, or appear to take, precedence over the best interests of Frontier. Employees will not process any transaction for themselves, for members of their family, or handle any part of an account where they might have a personal interest or serve as a signer. Loan Officers will not approve and/or process loan transactions for any family member, or derive any personal benefit from loan proceeds. Any leases between a director, officer or employee and Frontier must be approved by the Board of Directors.

All employee accounts are subject to random review and audit. Check kiting is an illegal practice and will not be tolerated by any Frontier employee. Kiting is a practice in which checks are drawn against uncollected or nonexistent funds and are covered by depositing a check from a like account drawn on a second bank. This occurs before the original check is presented for payment at Frontier.

Kiting, and any other illegal or fraudulent acts, as well as inappropriate handling of the types of transactions listed above, are grounds for immediate termination of employment.

Investments. You should avoid any substantial investment in the business of a customer, supplier or competitor unless the security is publicly traded on a national exchange and there is no possibility for a conflict of interest. You should also avoid any investment in an initial public offering of any company if one of the underwriters or other investment banks involved in the offering is providing, has provided, or may likely provide in the future, products or services to, or for, Frontier. You should make personal investments with prudence and avoid situations which might influence one’s business judgment or advice. In no event should you use confidential or proprietary information or work product developed or acquired during the course of your employment as a means for making any personal gain.

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Employment. Regulations prohibit any individual from becoming or continuing to serve as a director, officer, or employee of Frontier if they have been removed from office or prohibited from participating in any manner in the conduct of the affairs of a financial institution. Further, no individual may serve in any capacity at Frontier if they have been charged in any information, indictment or complaint for a crime involving dishonesty, breach of trust, or money laundering which is punishable by imprisonment for a term exceeding one year under state or federal law; or has agreed to enter into a pretrial diversion or similar program in connection with a prosecution for such offense.

For our full-time employees, outside employment is strongly discouraged. For all Frontier employees, it is a conflict of interest if you have outside employment that interferes with your Frontier responsibilities or affects your ability to perform your duties properly. Directors, officers and employees are prohibited from serving or working for two different banks at the same time. Any employment activity, which is in competition with Frontier, must be avoided. Frontier reserves the right to prohibit full or part-time employees from engaging in outside employment where it might subject Frontier to criticism or might interfere with your employment at Frontier. You must receive prior approval from your Manager and the Executive Vice President of Human Resources of any outside employment in which you are presently engaged or desire to accept while employed by Frontier on a full or part-time basis. After notification, the Executive Vice President of Human Resources will advise you if there is a potential problem.

Any bank officer or director that serves concurrently as an officer or director of a public utility shall not participate in any deliberations or decision involving the selection of any bank or securities underwriting/marketing firm if Frontier is one of the institutions under consideration.

No director, officer or employee will be granted an employment contract, compensation or benefit agreement, fee arrangement or perquisite, stock option plan, post employment benefit or other compensatory agreement that would provide him or her with excessive compensation fees or benefits. Frontier may prohibit or limit by regulation or order, any golden parachute payment or indemnification payment.

Recommendation of Professionals or Products. When a recommendation is requested from you by customers or business partners of Frontier for their own use or by other employees, officers or directors of Frontier for use by Frontier regarding professional services such as accountants, attorneys, investment bankers, realtors, or insurance agents or regarding products to be leased or purchased, you should not recommend any specific professional, supplier or product unless in every case:

•	You provide several professionals or products without indicating any favoritism;

•	You are familiar with the work and competence of all of the professionals you name and are satisfied that they are competent and ethical;

•	You are familiar and satisfied with the quality of all the products and services you name; and

•	You believe your recommendation will reflect positively upon Frontier.

You should avoid recommending a professional, supplier or product if you or a family member receives improper personal benefits as a result of your recommendation. You should disclose any such relationships to the party requesting the recommendation and report any possible personal benefits that you or a family member may receive as a result of your recommendation to the Executive Vice President of Human Resources.

Civic and Charitable Activities. Before you become a director or trustee of an outside not-for-profit organization, you must first notify your supervisor for approval if any of the volunteer work were to occur during normal working hours. Volunteer work and participation in worthwhile and responsible civic and not-for-profit organizations are encouraged, provided it does not unduly interfere with your employment, pose a conflict of interest with your duties and responsibilities to Frontier or its customers, or impair your ability to perform your own work at Frontier.

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Politics. Frontier Financial Corporation or its subsidiaries is prohibited from engaging in politics; however, understands that you may participate in political activities through contributions of time or money in your individual capacity unless you are restricted by applicable securities or other laws, rules or regulations or the requirements of any other regulatory authority. Prior approval, however, must be obtained before you accept appointment or nomination to any public office or before you become a candidate for the same. Call the Executive Vice President of Human Resources to inquire about obtaining this approval.

Other Activities. Without prior approval, you may not act as:

•	Agent, deputy or in any signing capacity on any account of another (except for members of your family or a civic or charitable association of which you are a member); or

•	A fiduciary under a will or trust agreement of another not related by blood or marriage.

Call the Executive Vice President of Human Resources to inquire about obtaining this approval.

BUSINESS CONDUCT

You should endeavor to deal honestly, ethically, fairly and in good faith with Frontier’s customers, shareowners, employees, suppliers, regulators, business partners, competitors and others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Compliance With Laws, Rules, Regulations. You must conduct yourself at Frontier, and at all of its functions or when acting on its behalf, in a manner which is in full compliance with all applicable laws, rules and regulations, as well as with all of Frontier’s other policies and procedures. Activity or behavior, which would be criminally or civilly actionable, is deemed not to be in compliance. The Executive Vice President of Human Resources should be consulted when appropriate. In no case shall an employee, officer or director use illegal (theft, bribery, misrepresentation, or espionage) or unethical means or methods when acting on behalf of Frontier.

Company Reporting. It is of critical importance that Frontier’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities as well as its other public communications be full, fair, accurate, timely and clear. Frontier has created a Corporate Governance Committee and adopted Corporate Governance Committee Guidelines to govern these filings and disclosures. Depending on your position with Frontier, you may be called upon to provide necessary information to assure that Frontier’s filings and public reports meet these standards. Frontier expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate answers to inquiries from the Corporate Governance Committee related to Frontier’s filing and public disclosure requirements.

Auditors, Examiners and Legal Counsel. You may be called upon to respond to our auditors (either in-house or from outside the bank), examiners and/or regulators who come into Frontier, or legal counsel, who you may work with or respond to on a variety of different issues. It is vital that you respond to these people in an open, candid and honest manner. Also, any information and/or documentation requested by these individuals should be responded to in a quick, complete, honest

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and straightforward manner. This applies to everyone associated with Frontier, including directors, officers, employees and contractors. If you have any questions or concerns, contact the Executive Vice President of Human Resources for assistance.

Books and Records. Frontier’s books, records and accounts shall accurately and fairly reflect the transactions of Frontier in reasonable detail and in accordance with Frontier’s accounting practices and policies.

For example:

a.   No false or deliberately inaccurate entries (such as overbilling) shall be made for any reason. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted; the reasons for the grant should be documented in writing in Frontier’s records, including the party requesting the treatment.

b.   No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

c.   No undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by applicable laws, rules and regulations and applicable accounting guidelines.

d.   No false or misleading statements, written or oral, shall be made to any internal or external accountant, auditor, attorney or other representative with respect to preparation of Frontier’s financial statement or documents to be filed with the Securities and Exchange Commission, banking regulators or other governmental authorities or regulatory bodies.

Questionable or Improper Payments. The use of any funds or assets of Frontier or subsidiaries for any unlawful or improper gifts, payments to customers, government employees or other third parties is strictly prohibited.

Foreign Corrupt Practices Act (“FCPA”). The FCPA broadly prohibits U.S. firms and persons from offering money or “anything of value” to any foreign government official for the purpose of influencing such official. The consequences of violating the FCPA are extremely severe, including possible civil and criminal penalties for both Frontier and individuals. In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless clearly permitted by law and any applicable regulation.

Therefore, no payment from Frontier’s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well as is intended to prevent bribes, kickbacks or any other form of payoff.

Under the FCPA, so-called “facilitating payments” made in foreign countries to low-level government employees may be permissible in certain circumstances. All such payments must be pre-authorized by the Chief Executive Officer or President of Frontier Bank.

Competition. Any business activities which involve any of our competitors should be conducted cautiously. Agreements between competitors relating to prices or allocations of territories or customers are unlawful. When banking relationships involve loan participants and the like, discussions should be limited to the specific transaction involved. Competitive marketing and bidding activities should be fair and ethical.

Protection and Proper Use of Company Assets. Company assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to Frontier. You are expected to treat the property of Frontier with care and should not remove it from Company premises without a supervisor’s approval. Unauthorized removal of assets or supplies will be considered theft and subject to termination of employment and possible prosecution. Frontier’s property should only be used for legitimate business purposes. Any work product of any employee is the property of Frontier if it is the result of work performed while at work or with company property.

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All written communication, including via e-mail, should reflect the professional and ethical standards of Frontier at all times. Utilization of company stationary by any employee must be for official business. Stationary and postage are not to be used for personal matters. No employee should present himself or herself as a representative of Frontier for any purpose other than company business. Occasional reasonable personal use of the bank’s e-mail and/or internet access by authorized users is permissible.

All assets of Frontier are to be protected from loss. Any assets not receiving full book value must be approved by your supervisor before a writedown of the asset is performed. Any significant compromise of debt or forgiveness of interest must by approved be the CEO or the appointed designate.

Employees and their immediate families, whether acting individually or in a fiduciary capacity, are not permitted to sell assets to, or purchase assets from the company without prior consent by the appropriate officer. Exceptions to this rule are assets being offered at a public sale or public auction, or the purchase or sale has been approved by a court of competent jurisdiction.

BACKGROUND CHECKS

Frontier Bank may apply various pre-employment background screening tools when considering individuals for employment. The screening tools used will be at the discretion of the bank and may require the authorization of those individuals seeking employment with the bank. Also, contractors may be subject to the background screening process and therefore, may need to submit requested authorizations to the bank in order to continue or be considered for employment at the bank.

CONFIDENTIAL AND PROPRIETARY INFORMATION

You have an obligation to maintain the confidentiality of information entrusted to you by Frontier, its business partners, suppliers, customers or others related to Frontier’s business and subsidiaries. Confidential or proprietary information may not be disclosed to others except when disclosure is authorized by Frontier or is legally required.

What Constitutes Confidential Information? All oral and written communications relating to Frontier, or its customer, suppliers, shareowners and other employees of Frontier, which you acquire during the scope of your employment and which is not otherwise available to the general public constitutes confidential information. This includes not only information you acquire from third parties but also any work product you generate as an officer, director or employee of Frontier including, customer and prospect lists and computer programs. You should assume that any such work product or materials are confidential information subject to the policies and restrictions on use and disclosure outlined in this Code and in our Confidentiality Agreement.

What Constitutes Proprietary Information? Certain types of information may not be confidential but may still be proprietary property of Frontier. You acknowledge that while employed by Frontier all work products that you produce are and shall remain the sole and exclusive property of Frontier. Even though information, such as customer and prospect names, presentation materials, marketing materials, product information, business methods or processes, may otherwise be available to the general public, it remains the property of Frontier and individual employees shall have no personal rights to such information or products either during or after employment with Frontier.

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Customer/Supplier Information. You also have an obligation to keep confidential any information acquired with respect to present, past or prospective customers, suppliers, shareholders and other employees of Frontier and subsidiaries. Any such information shall be used solely for banking or corporate purposes and shall under no circumstances be revealed to unauthorized persons, whether within or outside of Frontier. Aside from routine credit and personal inquires, information concerning a customer, employee, shareowner or a business transaction may be revealed only with the consent of the individual or entity involved, or pursuant to proper subpoena, court order or other legal process.

Data Security. It is the policy of Frontier to protect its systems and data by controlling access to such systems and data through our Information and Technical Services Department. This department, which is segregated from users and programming areas, establishes documents and administers data security policies, procedures and controls, and access to Frontier systems and data must be authorized accordingly.

You acknowledge that Frontier’s data processing systems and data are private and confidential, and you may only access or update the systems and data according to the authority given to you. Any unauthorized access, update or use of Frontier’s systems or data is strictly prohibited. Furthermore, you acknowledge your responsibility to protect the integrity of all systems and data for which you are authorized to access or update, and you will only divulge information related to such systems or data to those having an authorized business requirement. You will not compromise access to such systems or data by communicating your user identification and/or password to anyone.

You will report all violations or suspected violations of this policy immediately by either calling Ethics Point at (800) 868-8393 or going to the website www.ethicspoint.com.

Records Retention. You are expected to become familiar with Frontier’s policies regarding records retention and to strictly adhere to those procedures as outlined in the policies.

VIOLATION OF THE CODE OF ETHICS FOR BUSINESS CONDUCT

Your Duty to Report. You have a duty to adhere to this Code of Ethics for Business Conduct and all other existing company policies and to report to Frontier any suspected violations by yourself or any other employee, officer or director of Frontier. You should report violations of this Code by either calling Ethics Point at (800) 868-8393 or going to the website www.ethicspoint.com. Your report will be dealt with anonymously and confidentially.

Response to Reports. Frontier will investigate any matter so reported and, upon a determination by the Corporate Governance Committee of its Board of Directors (or a panel designated by such committee) or upon a determination by the Audit Committee (for actions by senior financial officers) that a violation has occurred, will take appropriate disciplinary and corrective action, up to and including termination. Frontier forbids retaliation against employees, officers or directors who report violations of this Code of Ethics for Business Conduct in good faith (except for any disciplinary action as determined above for self-reported violations).

Questions? When you have a question about this Code applying to a particular situation, employees are encouraged to contact Ethics Point for further discussion.

WAIVERS

Any waivers of this Code for executive officers (Chief Executive Officer, President, Chief Financial Officer, Secretary/Treasurer and others) or directors may be made only by the Board of Directors of Frontier Financial Corporation upon the recommendation of its Corporate Governance Committee, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws, rules or regulations or the requirements applicable to Nasdaq National Market issuers or such other exchange or system upon which Frontier’s securities (stock symbol FTBK) are listed, quoted or traded. Any waivers of this Code for other personnel may be made by the Executive Vice President of Human Resources.

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